Exhibit 99.1

News Release Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS UPDATES FISCAL 2017 OUTLOOK

Company Winds Down Tuxedo Rental Partnership with Macy’s

FREMONT, CA — May 3, 2017 — Tailored Brands, Inc. (NYSE: TLRD) today announced that it has updated its outlook for fiscal 2017 to reflect the wind down of the tuxedo rental license business established between Macy’s, Inc. and Men’s Wearhouse on June 9, 2015.

(Editor’s note: Tailored Brands this afternoon also issued a separate joint news release with Macy’s, Inc. announcing the wind down of the partnership.)

As a result of the agreement, Tailored Brands, Inc. expects to report one-time charges of approximately $17 million, of which $2.5 million are non-cash costs.  Excluding these charges, the Company expects to report a fiscal 2017 operating loss on the Macy’s tuxedo rental business in the range of $7 million to $8 million, compared with its previous outlook of an operating loss of $19 million to $20 million.

Based on the new agreement, the Company now expects to report fiscal 2017 diluted EPS in the range of $1.37 to $1.67, and adjusted diluted EPS, which excludes the one-time charges, of $1.60 to $1.90.  This compares to previous guidance of diluted EPS in the range of $1.45 to $1.75.  See Use of Non-GAAP Financial Measures below for additional information.

Tailored Brands, Inc. is a leading authority on helping men dress for work, special occasions and everyday life.  We serve our customers through an expansive omni-channel network that includes over 1,600 locations in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.mwcleaners.com, www.dimensions.co.uk, www.alexandra.co.uk and www.twinhill.com.

This press release contains forward-looking information, including the Company’s statements regarding its 2017 outlook for earnings per share and the expected operating loss for the Macy’s tuxedo rental license agreement. In addition, statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to:  actions by governmental entities, domestic and international macro-economic conditions, inflation or deflation, the loss of, or changes in, key personnel; success, or lack thereof, in executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives, store rationalization plans, profit improvement plans, revenue enhancement strategies; the impact of tuxedo shops within Macy’s stores; changes in demand for clothing or rental product, market trends in the retail business, customer confidence and spending patterns, changes in traffic trends in our stores, customer acceptance of our merchandise strategies, performance issues with key suppliers, disruptions in our supply chain, severe weather, foreign currency fluctuations, government export and import policies, advertising or marketing activities of competitors, and legal proceedings.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Tailored Brands to disclose material information under the federal securities laws, Tailored Brands undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in our latest annual report on Form 10-K, as well as subsequent filings with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures

This release includes non-GAAP financial information, which is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core operating results, currently consisting of costs associated with the termination of our tuxedo rental license agreement with Macy’s.  Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future operating performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

A reconciliation of forecasted diluted EPS on a GAAP basis to forecasted diluted EPS on a non-GAAP adjusted basis for fiscal 2017 is presented in the table below:

GAAP to Non-GAAP Adjusted - Reconciliation of Forecasted Adjusted EPS for Fiscal 2017
For the Fiscal Year Ended February 3, 2018
Diluted EPS- GAAP Basis	$1.37-$1.67
Cost to Terminate Macy’s Agreement	$0.23

Diluted EPS- Non-GAAP Adjusted (1)	$1.60-$1.90

(1)  Based on forecasted adjusted non-GAAP tax rate of 33%